CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors

Digital Network Alliance International, Inc.

We hereby consent to the use of our report dated July 26, 2004, with respect to the financial statements of Digital Network Alliance Holdings Pte., Ltd. in the Registration Statement of Digital Network Alliance International, Inc., an entity formed as successor of Digital Network Alliance Holdings Pte., Ltd., on Form SB-2/A to be filed on February 14, 2005.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

CHILD, SULLIVAN & COMPANY

Salt Lake City, Utah

February 14, 2005